Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pebblebrook Hotel Trust:

We consent to the incorporation by reference in this Registration Statement of Pebblebrook Hotel Trust of our report dated February 26, 2014, with respect to the combined balance sheets of DP Fee Holding Co., LLC and DP Lease Holding, LLC as of December 31, 2013 and 2012, and the related combined statements of members’ equity (deficit), operations and comprehensive income and cash flows for the years ended December 31, 2013 and 2012 and the period July 29, 2011 to December 31, 2011, which report appears as an exhibit to the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2013 of Pebblebrook Hotel Trust, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ PKF O’Connor Davies

A Division of O’Connor Davies LLP

New York, New York

March 4, 2014